1-800-FLOWERS.COM [LOGO]

FOR IMMEDIATE RELEASE

Investor Contact:                           Media Contacts:
----------------                            --------------
Joseph D. Pititto                           Ken Young
(516) 237-6131                              (516) 237-6102
E-mail: invest@1800flowers.com              kyoung@1800flowers.com
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          1-800-FLOWERS.COM(R) Has a Record "Rosy" Valentine's Holiday

Westbury, NY, February 18, 2005 -- 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), Your Florist of Choicesm, and the nation's leading multi-channel florist, today announced record customer demand for the Valentine's holiday shopping period. During the holiday period, the Company said it fulfilled more than 950,000 orders including "enough roses and tulips to stretch from New York to Chicago and back again." In addition to its traditional floral gifts, the Company said it saw strong customer demand for its expanded line of plush stuffed animals including thousands of its Valentine's 2005 signature Lance Romance A Lottm cuddly frog. The Company also reported strong increases in its food and gourmet category, including tens-of-thousands of boxes of Godiva(R) chocolates, towers of bakery gifts, and hugs-and-kisses emblazoned tins of popcorn from The Popcorn Factory(R).

"We were very pleased with our results for the Valentine holiday," said CEO Jim McCann. "It represents a great start to our stated goal of accelerating our overall revenue growth during the second half of fiscal 2005 and beyond." McCann noted that, despite the logistical challenges associated with the Valentine holiday falling on a Monday this year, "our team of the nation's best floral artists did an outstanding job of creating and delivering hundreds of thousands of individually crafted arrangements designed to make every Valentine's gift extra special. We also shipped a record number of Fresh From Our Growers bouquets, which are cut from the fields of the world's best growers, specially packaged and shipped overnight to guarantee freshness. With our same-day, any-day delivery capabilities, we made sure that our customers were princes (not frogs) this Valentine's by helping them connect with their loved ones at the home or at the office."

About 1-800-FLOWERS.COM(R)
For more than 25 years, 1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS) has been Your Florist of Choicesm, providing customers across the nation with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush toys perfect for every occasion.
1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, Florist Designed arrangements individually created by the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped Fresh From Our Growers at the peak of perfection. Customers can shop 1-800-FLOWERS.COM(R) via the Internet (http://www.1800flowers.com), by calling 1-800-FLOWERS(R) (800-356-9377) or by visiting a company-operated or franchised store. We are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM(R) collection of brands also includes home decor and garden merchandise from Plow & Hearth(R) (1- 800-627-1712 or http://www.plowandhearth.com); premium popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or http://www.thepopcornfactory.com); gourmet foods from GreatFood.com(R) (http://www.greatfood.com); children's gifts from HearthSong(R) (http://www.hearthsong.com) and Magic Cabin(R) (http://www.magiccabin.com) and wine gifts from The Wine Tasting Network(R) (www.ambrosiawine.com and www.winetasting.com).



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